Exhibit (h)(3)
                            FUND ACCOUNTING AGREEMENT
                           As amended December 1, 2004

        AGREEMENT made this 13th day of February, 1998, between the Vintage Mutual Funds, Inc., (the "Company"), a Maryland Corporation having its principal place of business at 2203 Grand Avenue, Des Moines, Iowa 50312-5338, and Investors Management Group, ("IMG"), a corporation organized under the laws of the State of Iowa and having its principal place of business at 2203 Grand Avenue, Des Moines, Iowa 50312-5338.

        WHEREAS, the Company desire that IMG perform certain fund accounting services for each investment portfolio of the Company identified on Schedule A hereto, as such Schedule shall be amended from time to time (individually referred to herein as the "Fund" and collectively as the "Funds"); and

        WHEREAS, IMG is willing to perform such services on the terms and conditions set forth in this Agreement;

        NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

        1. SERVICES AS FUND ACCOUNTANT. IMG will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the "Rule"):

        (a) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

        (b) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection
               (b)(2)(i) of the Rule;

        (c)    Separate ledger accounts required by subsection (b)(2)(ii) and
               (iii) of the Rule; and

        (d) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

        In addition to the maintenance of the books and records specified above, IMG shall perform the following accounting services daily for each Fund:

        (a) Calculate the net asset value per Share;

        (b) Calculate the dividend and capital gain distribution, if any;

        (c) Calculate the yield;

        (d) Reconcile cash movements with the Fund's custodian;

        (e) Affirm to the Fund's custodian all portfolio trades and cash movements;


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        (f) Verify and reconcile with the Fund's custodian all daily trade activity;

        (g) Provide the following reports:

               (i) A current security position report;

               (ii) A summary report of transactions and pending maturities (including the principal, cost, and accrued interest on each portfolio security in maturity date order); and

               (iii) A current cash position report (including cash available from portfolio sales and maturities and sales of a Fund's Shares less cash needed for redemptions and settlement of portfolio purchased);

        (h) Such other similar services with respect to a Fund as may be reasonably requested by the Company.

IMG shall perform the following accounting services for each Fund:

        (a) Obtain at least daily for variable net asset value funds and weekly for money market funds actual dealer quotations, prices from a pricing service, or matrix prices on all portfolio securities (including those with less than 60 days to maturity) in order to mark the entire portfolio to the market; and

        (b) Prepare an interim balance sheet, statement of income and expense, and statement of changes in net assets for the Fund as of each month-end.

        2. SUBCONTRACTING. IMG may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that IMG shall not be relieved of any of its obligations under this Agreement by the appointment of such sub-contractor and provided further, that IMG shall be responsible, to the extent provided in Section 7 hereof, for all acts of such sub-contractor as if such acts were its own.

        3. COMPENSATION. The Company shall pay IMG for the services to be provided by IMG under this Agreement in accordance with, and in the manner set forth in, Schedule A hereto.

        4. REIMBURSEMENT OF EXPENSES. In addition to paying IMG the fees described in Section 3 hereof, the Company agrees to reimburse IMG for IMG's out-of-pocket expenses in providing services hereunder, including without limitation the following:

        A. All freight and other deliver and bonding charges incurred by IMG in delivering materials to and from the Company;

        B. All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by IMG in communication with the Company, the Company's investment advisor or custodian, dealers or others as required for IMG to perform the services to be provided hereunder;

        C.     Costs of pricing the portfolio securities of each Fund;

        D. The cost of microfilm or microfiche of records or other materials; and

        E. Any expenses IMG shall incur at the written direction of an officer of the Company thereunto duly authorized.


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        5. EFFECTIVE DATE. This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular fund is not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to the Fund is executed) ( the "Executed Date").

        6. TERM. This Agreement shall continue in effect with respect to a Fund, unless earlier terminated by either party hereto as provided hereunder, until December 31, 2000 and thereafter shall be renewed automatically for successive three year terms unless written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then current term, provided, however, that after such termination for so long as IMG, with the written consent of the Company, in fact continues to perform any one or more of the service contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due IMG and unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. IMG shall be entitled to collect from the Company, in addition to the compensation described under Section 3 hereof, the amount of all of IMG's cash disbursements for services in connection with IMG's activities in effecting such termination, including without limitation, the delivery to the Company and/or its designees of the Company's property, records, instruments and documents, or any copies thereof. Subsequent to such termination for a reasonable fee, IMG will provide the Company with reasonable access to any Company documents or records remaining in its possession. This Agreement is terminable with respect to a particular Fund only upon mutual agreement of the parties hereto or for "cause" (as defined below) by the party alleging "cause", in either case on not less than 60 days' notice by the Company's Board of Directors or by IMG.

        For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which is evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (d) any circumstances which substantially impairs the performance of the obligations and duties of the party to be terminated, or the ability to perform those obligations and duties as contemplated herein.

        If, for any reason other than "cause" as defined above, IMG is replace as Fund Accountant, or if a third party is added to perform all or a part of the services provided by IMG under this Agreement (excluding any sub-accountant appointed by IMG as provided in Section 2 hereof), then the Company shall make a one-time cash payment, as liquidated damages, to IMG equal to the balance due IMG for the remainder of the term of this Agreement, assuming for purposes of calculation of the payment that the asset level of the Company on the date IMG is replaces, or a third party is added, will remain constant for the balance of the contract term.

        7. STANDARD OF CARE: RELIANCE ON RECORDS AND INSTRUCTION:
INDEMNIFICATION. IMG shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by IMG in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. A Fund agrees to indemnify and hold harmless IMG, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to IMG's actions taken or nonactions with respect to the performance of services under this Agreement with respect to such Fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Fund given or made to IMG by a duly authorized representative of the Company; provided that this indemnification shall not apply to actions or omissions of IMG in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, IMG shall give the Company written notice of and reasonable opportunity to defend against said claim in its own name or in the name of IMG.


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        8. RECORDS RETENTION AND CONFIDENTIALITY. IMG shall keep and maintain on behalf of the Company all books and records which the Company and IMG are, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. IMG further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Company and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

        9. UNCONTROLLABLE EVENTS. IMG assumes no responsibilities hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever cause by events beyond its reasonable control.

        10. REPORTS. IMG will furnish to the Company and to its properly authorized auditors, investment advisors, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by IMG, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Company agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein no later than three business days from the receipt thereof. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within three days after conducting a diligent examination, are not so reports within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Company and any other recipient, and IMG shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Company.

        11. RIGHTS OF OWNERSHIP. All computer programs and procedures developed to perform services required to be provided by IMG under this Agreement are the property of IMG. All records and other data except such computer programs and procedures are the exclusive property of the Company and all such other records and data will be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

        12. RETURN OF RECORDS. IMG may at its option at any time, and shall promptly upon the Company's demand, turn over to the Company and cease to retain IMG's files, records and documents created and maintained by IMG pursuant to this Agreement which are no longer needed by IMG in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records will be retained by IMG for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

        13. REPRESENTATIONS OF THE COMPANY. The Company certifies to IMG that:
(1) as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.


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        14. REPRESENTATIONS OF IMG. IMG represents and warrants that: (1) the various procedures and systems which IMG has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause of the records, and other data of the Company and IMG's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by IMG and, when executed and delivered by IMG, will constitute a legal, valid and binding obligation of IMG, enforceable against IMG in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

        15. INSURANCE. IMG shall notify the Company should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. IMG shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company from time to time as may be appropriate of the total outstanding claims made by IMG under its insurance coverage.

        16. INFORMATION FURNISHED BY THE COMPANY AND FUNDS. The Company has furnished to IMG the following:

        A. Copies of the Articles of Incorporation of the Company and of any amendments thereto, certified by the proper official of the State in which the Articles has been filed.

        B.     Copies of the following documents:

               1. The Company's By-Laws and any amendments thereto;

               2. Certified copies of resolutions of the Board of Directors covering the approval of this Agreement, authorization of a specified officer of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct IMG thereunder.

        C. A list of all the officers of the Company, together with specimen signatures of those officers who are authorized to instruct IMG in all matters.

        D. Two copies of the following (if such documents are employed by the Company):

               1. Prospectuses and Statements of Additional Information for each
                  Fund.

        17. INFORMATION FURNISHED BY IMG. IMG has furnished to the Company the following:

        A. IMG's Articles of Incorporation.

        B. IMG's Code of Regulations and any amendments thereto.

        C. Certified copies of actions of IMG covering the following matters:

               1. Approval of this Agreement, and authorization of a specified officer of IMG to execute and deliver this Agreement;

               2. Authorization of IMG to act as fund accountant for the Company and to provide accounting services for the Company.


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        18. AMENDMENTS TO DOCUMENTS. The Company shall furnish IMG written copies of any amendments to, or changes in, any of the items referred to in
Section 16 hereof forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Company which might have the effect of changing the procedures employed by IMG in providing the services agreed to hereunder or which amendment might effect the duties of IMG hereunder unless the Company first obtains IMG's approval of such amendments or changes.

        19. COMPLIANCE WITH LAW. Except for the obligations of IMG set forth in
Section 8 hereof, the Company assumes full responsibility for the preparation, contents and distribution of each Prospectus of the Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. IMG shall have no obligation to take cognizance of any laws relating to the sale of the Company's shares. The Company represents and warrants that no shares of the Company will be offered to the public until the Company's registration statements under the Securities Act and the 1940 Act has been declared or becomes effective.

        20. NOTICES. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: 2203 Grand Avenue, Des Moines, Iowa 50312-5338, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

        21. HEADINGS. Paragraph headings in this Agreement are included for conveniences only and are not to be used to construe or interpret this Agreement.

        22. ASSIGNMENT. This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party.

        23. GOVERNING LAW. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Iowa.

        24. LIMITATION OF LIABILITY OF THE DIRECTORS AND SHAREHOLDERS. The names "the Vintage Mutual Funds, Inc." and "Directors of the Vintage Mutual Funds, Inc." refer respectively to the Company created and the Directors, as directors but not individually or personally. The obligations of the Vintage Mutual Funds, Inc., entered into in the name or on behalf thereof by any of the Directors, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Directors, Shareholders or representatives of the Company personally, but bind only the assets of the Company, and all persons dealing with any series of shares of the Company must look solely to the assets of the Company belonging to such series for the enforcement of any claims against the Company.



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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                         Vintage Mutual Funds, Inc.
                                         By:    /s/
                                                -----------------------------
                                         Title:
                                                -----------------------------


                                         Investors Management Group, Ltd.
                                         By:    /s/
                                                -----------------------------
                                         Title:
                                                -----------------------------


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                                Schedule A to the
                            Fund Accounting Agreement
                   Between the Vintage Mutual Funds, Inc. and
                           Investors Management Group


        NAME OF FUND                                 COMPENSATION
        ------------                                 ------------


Institutional Money Market Fund             Annual rate of three one-hundredths
                                            of one percent (0.03%) of the
                                            average daily net assets of such
                                            Fund plus IMG's reasonable
                                            out-of-pocket expenses incurred in
Government Assets Fund                      the performance of its services as
                                            provided in Section 4 of the Fund
                                            Accounting Agreement to which this
                                            Schedule is attached.
Liquid Assets Fund


Municipal Assets Fund


Institutional Reserves Fund


Vintage Limited Term Bond Fund


Vintage Bond Fund


Vintage Municipal Bond Fund


Vintage Balanced Fund


Vintage Equity Fund


Vintage Growth Fund


Amended 12/1/04.